Kmart Corporation

          December 16, 1996

          Rite Aid Corporation
          30 Hunter Lane
          Camp Hill, Pennsylvania 17011

          Attn:     Martin L. Grass
                    Chief Executive Officer

          Dear Mr. Grass:

          Reference is hereby made to the Agreement, dated as of October 13, 1996, by and between Rite Aid Corporation, a Delaware corporation ("Parent"), Kmart Corporation, a Michigan corporation ("Kmart"), and joined in by the Individual Stockholders for the purpose set forth in
          Section 11 therein (the "Stockholder Agreement"). All capitalized terms used herein shall have the meanings assigned to such terms in the Stockholder Agreement, unless otherwise defined herein.

          In accordance with Section 4 of Appendix A to the Stockholder Agreement, Kmart hereby requests that Parent effect the registration with the SEC under and in accordance with the Securities Act of all Registrable Securities to be received by Kmart pursuant to the Merger in exchange for the 10,622,714 shares of Company Common Stock owned by Kmart. (Based upon the Exchange Ratio as defined in the Merger Agreement, such shares of Company Common Stock owned by Kmart would be converted into 6,904,764 shares of Parent Common Stock.) In furtherance thereof, Kmart hereby requests that the registration be in the form of a Shelf Registration using a Registration Statement on Form S-3, that such Registration Statement be effective as of the Effective Time or as soon thereafter as practicable and that such Registration Statement be kept effective until the earlier of (i) 360 days (or longer period in the event of a Registration Hold Period, as contemplated by the Stockholder Agreement) and (ii) such time as all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities. The plan of distribution set forth in the Registration Statement shall be as provided in Exhibit A hereto.

          If Parent requires any additional information from Kmart for inclusion in the Registration Statement, please notify our attorneys at the address set forth in Section 10(e) of the Stockholder Agreement.

          Sincerely,

          Martin E. Welch III
          Senior Vice President
            and Chief Financial Officer

          cc:  Jones, Day, Reavis & Pogue
               599 Lexington Avenue
               New York, NY 10022
               Attn:  Robert A. Profusak





                                                               EXHIBIT A

                             PLAN OF DISTRIBUTION

               The Selling Stockholder [Kmart] or its pledgees, donees, transferees or other successors in interest may offer the Shares [Registrable Securities] from time to time depending on market conditions and other factors, in one or more transactions on the New York Stock Exchange or other national securities exchanges on which the Shares are traded, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The Shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of the Shares may involve (a) sales to underwriters who will acquire Shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale, (b) a block transaction in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (c) purchases by a broker or dealer as principal and resale by such broker or dealer for its account, (d) an exchange distribution in accordance with the rules of any such exchange, and (e) ordinary brokerage transactions and transactions in which a broker solicits purchasers. Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholder and any broker or dealer that participates in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). In the event the Selling Stockholder engages an underwriter in connection with the sale of the Shares, to the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Shares being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

               In addition, the Selling Stockholder may from time to time sell Shares in transactions under Rule 144 promulgated under the Securities Act.

               Pursuant to the Stockholder Agreement, dated as of October 13, 1996 (the "Stockholder Agreement"), by and between the Company [Parent] and the Selling Stockholder, the Company will pay all registration expenses in connection with all registrations of the Shares upon the written request of the Selling Stockholder, and the Selling Stockholder will pay (a) any fees or disbursements of counsel to the Selling Stockholder and
          (b) all underwriting discounts and commissions and transfer taxes, if any, and other fees, costs and expenses of the Selling Stockholder relating to the sale or disposition of the Selling Stockholder's Shares pursuant to the registration statement. The Selling Stockholder and the Company have agreed to indemnify each other against certain civil liabilities, including certain liabilities under the Securities Act.